Exhibit 99.1

Contact: Charity Frantz
January 13, 2016	570-724-0225
charityf@cnbankpa.com

C&N Announces FOURTH QUARTER 2015 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2015.

Net income in the fourth quarter 2015 was $0.33 per diluted share, as compared to $0.35 per diluted share in the third quarter 2015 and the fourth quarter 2014. For the year ended December 31, 2015, net income per diluted share was $1.35 as compared to $1.38 in 2014. The return on average assets for the 2015 was 1.32%, and the return on average equity was 8.72%.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income of $9,949,000 in the fourth quarter 2015 was down slightly from $10,008,000 in the third quarter 2015 and down $262,000 (2.6%) from the fourth quarter 2014 amount. On an annual basis, 2015 net interest income of $39,917,000 was down $970,000 (2.4%) from 2014. The net interest margin improved slightly to 3.69% in the fourth quarter 2015 as compared to 3.66% in the third quarter 2015, and was slightly lower than the 3.73% margin in the fourth quarter 2014. The reduction in net interest income in the most recent quarter reflected a reduction in earning assets, as the Pennsylvania state budget impasse led to reduced deposit balances held by municipal entities such as school districts, local governments and human service agencies. The reduction in municipal deposits led to average total deposits being $28.9 million (3.0%) lower in the fourth quarter 2015 than in the previous quarter and $23.6 million (2.4%) lower than the fourth quarter 2014 amount. In part due to lower deposit funding, the average balance of available-for-sale securities was $40.9 million lower in the fourth quarter 2015 as compared to the third quarter 2015. For the year ended December 31, 2015, the net interest margin of 3.69% was down from 3.80% in 2014. The decrease in margin in 2015 has resulted from reductions in yields on earning assets, mainly loans and available-for-sale securities, accompanied by a smaller decrease in average rates paid on deposits and borrowed funds.

•	The provision for loan losses was $319,000 in the fourth quarter 2015, up slightly from $302,000 in the third quarter 2015 and up from $123,000 in the fourth quarter 2014. For the year ended December 31, 2015, the provision for loan losses totaled $845,000, up from $476,000 for 2014. The higher provision for loan losses in the fourth quarter and year for 2015 reflects an increase in loans outstanding, which resulted in an increase in the collectively determined portion of the allowance for loan losses.

•	Total noninterest revenue of $3,994,000 in the fourth quarter 2015 was up slightly from the third quarter 2015 amount of $3,961,000, and up $192,000 (5.0%) from the fourth quarter 2014 amount. Noninterest revenue totaled $15,404,000 for year ended December 31, 2015, down slightly from $15,420,000 in 2014. C&N recognized a gain of $212,000 in the fourth quarter 2015 from a life insurance arrangement in which benefits were split between the Company and the heirs of a former employee. Also within noninterest revenue, gains from sales of residential mortgages and service charges on deposit accounts were lower in the fourth quarter 2015 as compared to the third quarter 2015. The most significant changes in components of noninterest revenue for the year ended December 31, 2015 as compared to the corresponding period in 2014 included the following: (1) decrease of $161,000 (3.2%) in service charges on deposit accounts, primarily as a result of lower overdraft fees; (2) reduction of $135,000 as the fair value of servicing rights declined $162,000 in 2015 as compared to $27,000 in 2014; (3) net increase in revenues from Trust and brokerage services of $74,000 (1.4%); and (4) an increase in other operating income of $315,000, including the fourth quarter 2015 life insurance-related gain previously described, an increase of $36,000 in dividends from Federal Home Loan Bank of Pittsburgh stock and an increase of $28,000 in revenue from merchant services.

•	In the fourth quarter 2015, C&N had realized gains from securities of $1,776,000 and recognized a loss from prepayment of a borrowing of $1,663,000. In comparison, realized gains from securities totaled $79,000 in the third quarter 2015 and $210,000 in the fourth quarter 2014. The borrowing that was paid off in the fourth quarter 2015 was a $24 million repurchase agreement with a maturity date of December 20, 2017 and an interest rate of 4.265%. C&N opted to prepay the borrowing and has funded the prepayment with a series of short-term borrowings at an average rate of 0.86%. C&N sold a significant portion of its investments in stocks of banks and bank holding companies in the fourth quarter 2015, generating realized gains totaling $1,744,000. Management has estimated the combined result of the debt prepayment and reinvestment of proceeds from sales of the stocks will make a positive contribution in 2016 to fully taxable net interest income of approximately $524,000. For the year ended December 31, 2015, realized gains from available-for-sale securities totaled $2,861,000 and losses from prepayment of borrowings totaled $2,573,000; in comparison, in 2014, realized gains from securities totaled $1,104,000 and there were no losses from prepayment of borrowings.

•	Noninterest expenses, excluding loss on prepayment of borrowings, totaled $8,411,000 in the fourth quarter 2015, up from $8,117,000 in the third quarter 2015 and $8,250,000 in the fourth quarter 2014. For the year ended December 31, 2015, noninterest expenses, excluding loss on prepayment of borrowings, totaled $32,956,000, down $1,201,000 (3.5%) from 2014. Salaries and wages expense increased $104,000, and pensions and other employee benefits expense increased $68,000, in the fourth quarter 2015 as compared to the third quarter 2015 amounts. The increase in the most recent quarter in salaries and wages reflected the inclusion for the full quarter of a few personnel additions in the second half of the year, including lending and operations staff. The increase in the most recent quarter in employee benefits expense included an increase in health insurance expense resulting from higher claims on C&N’s partially self-insured plan. Other increases in noninterest expense in the fourth quarter 2015 as compared to the prior quarter include an increase in professional fees of $47,000, mainly from outsourced loan review expense, an increase in software subscriptions of $50,000 resulting from a catch-up adjustments on billings from a computer services vendor and an increase in other operating expense of $75,000, which included the effect of a $69,000 sales tax refund that had reduced expenses in the third quarter. The increase in noninterest expenses in the fourth quarter 2015 as compared to the fourth quarter 2014 included an increase in salaries and wages of $286,000 due to the addition of new personnel, including the CEO and additional lending staff. Pensions and other employee benefits expense was $122,000 lower in the fourth quarter 2015 as compared to the fourth quarter 2014 reflecting a pension charge for a partial plan settlement in 2014. Other operating expense was $128,000 higher in the fourth quarter 2015 than in the same period in 2014, reflecting increased expenses associated with employee training and development. The reduction in noninterest expenses for the year ended December 31, 2015 as compared to the corresponding period in 2014 included the following: (1) a reduction in salaries and wages expenses of $439,000, mainly due to severance expenses in 2014; (2) a reduction in employee benefit-related expenses of $349,000 due to lower employee health insurance expense as a result of lower claims; (3) a reduction in Pennsylvania shares tax expense of $176,000, mainly as a result of an increase in tax credits; (4) a reduction in professional fees expense of $161,000, as 2014 included expenses associated with an executive search; and (5) a reduction in other expenses of $182,000, including reductions in expenses from loan collection, other real estate properties and attorneys’ fees.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,223,417,000 at December 31, 2015, as compared to $1,232,531,000 at September 30, 2015 and $1,241,963,000 at December 31, 2014.

•	Net loans outstanding (excluding mortgage loans held for sale) were $696,991,000 at December 31, 2015, up from $672,449,000 at September 30, 2015 and up 11.8% from $623,209,000 at December 31, 2014. In comparing outstanding balances at December 31, 2015 and 2014, total residential mortgage loans increased $19.7 million, or 5.4%, and total commercial loans increased $54.2 million, or 21.4%. The major components of the growth in commercial loans outstanding were an increase in loan participations with other financial entities of $28.1 million and an increase in loans to political subdivisions (municipal loans) of $22.5 million. In 2015, average total loans for the year amounted to $657,727,000 or $30.0 million (4.8%) more than the corresponding amount for 2014.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $152,448,000 at December 31, 2015 as compared to $152,275,000 at September 30, 2015 and $152,505,000 at December 31, 2014.

•	Total nonperforming assets as a percentage of assets was 1.31% at December 31, 2015 as compared to 1.28% at September 30, 2015 and 1.34% at December 31, 2014.

•	Deposits and repo sweep accounts totaled $940,530,000 at December 31, 2015, down from $966,856,000 at September 30, 2015 and $973,526,000 at December 31, 2014. As noted above, municipal deposits were down significantly in the fourth quarter 2015 as a result of the Pennsylvania state budget impasse and related delays in funding municipal entities.

•	Total shareholders’ equity was $187,487,000 at December 31, 2015 as compared to $190,100,000 at September 30, 2015 and $188,362,000 at December 31, 2014. Tangible common equity as a percentage of tangible assets was 14.49% at December 31, 2015, up from 14.34% a year earlier. In July 2014, C&N announced a common stock repurchase plan for the repurchase of up to 622,500 shares, or 5% of the total shares outstanding on July 16, 2014. In the fourth quarter 2015, 23,800 shares were repurchased for a total cost of $471,000, at an average price of $19.79 per share. Cumulatively through December 31, 2015, 435,200 shares had been repurchased for a total cost of $8,417,000, at an average price of $19.34 per share.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $814,788,000 at December 31, 2015, down 1.4% from a year earlier, reflecting the effect of a decrease in overall valuations of U.S. stocks.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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